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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Aether Systems, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-91369) on Form S-8 of Aether Systems, Inc. of our reports dated February 9, 2000, relating to the consolidated balance sheets of Aether Systems, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of Aether Systems, Inc.


                                       /s/ KPMG LLP

McLean, Virginia
March 24, 2000